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                                                                   Exhibit 99.3

                             EXCHANGE AGENCY AGREEMENT

                                 April [___], 1998

                        State Street Bank and Trust Company
                             Corporate Trust Department
                              Two International Place
                                 Boston, MA  02110

Ladies and Gentlemen:

     On August 8, 1997, High Voltage Engineering Corporation, a Massachusetts corporation (the "Company"), issued $135,000,000 in aggregate principal amount of its 10 1/2% Senior Notes due 2004 (the "Original Notes"), pursuant to certain exemptions from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"). On January 16, 1998, the Company issued $135,000,000 in aggregate principal amount of its 10 1/2% Senior Notes due 2004 (the "Existing Notes"), with terms substantially identical to the Original Notes, pursuant to a registration statement under the Securities Act, in exchange for a like amount of the Original Notes. The Original Notes and Existing Notes are governed by an Indenture, dated as of August 8, 1997, as amended on March 19, 1998, between the Company, as Issuer, and State Street
Bank and Trust Company ("SSB"), as Trustee.

     On March 19, 1998, the Company issued $20,000,000 in aggregate principal amount of its 10 1/2% Senior Notes due 2004 (the "New Notes"), pursuant to an exemption from the registration requirements under the Securities Act. The Company intends to file a registration statement under the Securities Act with respect to $20,000,000 in aggregate principal amount of its 10 1/2% Senior Notes due 2004 (the "Exchange Notes") and, in connection therewith, to make an offer (the "Exchange Offer") to exchange up to $20,000,000 in aggregate principal amount of the Exchange Notes for a like amount of the New Notes. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated April [__], 1998 (the "Prospectus"), distributed to all holders of the New Notes.

     The Company hereby appoints SSB to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to SSB, as Exchange Agent hereunder.

     The Exchange Offer is expected to be commenced by the Company on or about the date of Prospectus. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the New Notes to accept the Exchange Offer, and


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contains instructions with respect to the delivery of certificates representing the New Notes tendered.

     In the event any holder of the New Notes is tendering by book-entry transfer to the Existing Agent's account at The Depository Trust Company ("DTC"), such holders may tender through the DTC Automated Tender Offer Program ("ATOP"). DTC participants will transmit their acceptance of the Exchange Offer to DTC, which will verify the acceptance and execute a book-entry delivery to your account at DTC. DTC will then send an "Agent's Message" to you for its acceptance.

     The Exchange Offer shall expire at 5:00 P.M., Boston time, on the 30th day after the effective date of the Registration Statement of which the Prospectus is a part, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you before 5:00 P.M., Boston time, on the previously scheduled Expiration Date.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "Exchange Offer" or as specifically set forth herein, provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You are to examine each of the Letters of Transmittal and original New Notes and any other documents delivered or mailed to you by or for holders of the New Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and (ii) the New Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the New Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and promptly to take any other action as may be necessary or advisable to cause such irregularity to be corrected, and you will promptly notify the Company thereof.

     3. With the approval of any of the Chief Financial Officer, Treasurer, any Assistant Treasurer, the Chief Executive Officer, the President, any Vice President, the Clerk, or any Assistant Clerk (each, a "Designated Officer") of the Company, or of counsel to the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such a Designated Officer, you are

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authorized to waive any irregularities in connection with any tender of New
Notes pursuant to the Exchange Offer.

     4. Tenders of New Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "Exchange
Offer -- Procedures for Tendering New Notes," and New Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 4, New Notes that a Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered.

     5. You shall advise the Company with respect to any New Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such New Notes.

     6.  You shall accept tenders:

          (a) in cases where the New Notes are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of New Notes provided that customary transfer requirements, including payment of any applicable transfer taxes, have been satisfied.

     You shall accept partial tenders of New Notes where so indicated and as permitted in the Letter of Transmittal and deliver Notes representing the principal amount tendered to the transfer agent or split-up and return any untendered principal amount to the holder (or such person as may be designated in the Letter of Transmittal) as promptly as practicable.

     7. The Company will exchange New Notes duly tendered for Exchange Notes on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Delivery of New Notes will be made on behalf of the Company at the rate of one dollar of principal amount of Exchange Notes for each one dollar of principal amount of New Notes tendered as soon as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said principal amount of New Notes by the Company, provided, however, that in all cases, New Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of the original New Notes representing such principal amount,

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a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

     8. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, New Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     9. The Company shall not be required to exchange any New Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any New Notes tendered shall be given (and confirmed in writing) by the Company to you.

     10. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the New Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Certain Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates representing unaccepted New Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     11. All certificates representing reissued New Notes, unaccepted New Notes or Exchange Notes shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

     12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     13.  As Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company.

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the New Notes represented thereby deposited with you pursuant to the

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     Exchange Offer, provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer of the Company;

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such independent counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

          (h) shall not advise any person tendering New Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any New Notes.

     14. You shall take such action as may from time to time be requested by the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

     15. You shall advise by cable, telex, facsimile transmission or telephone, and promptly thereafter confirm in writing to the Company and such other person or

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persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the total principal amount of New Notes that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date such other information as it, he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of New Notes tendered, the aggregate principal amount of New Notes accepted and deliver said list to the Company.

     16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

     17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with your or for compensation owed to you hereunder.

     18. For services tendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

     20. The Company covenants and agrees to indemnify and hold you in your capacity as Exchange Agent hereunder harmless against any loss, liability, cost or expense, including reasonable attorneys' fees arising out of or in connection with any

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act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of New Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of New Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith.
In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or be telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith.

     In addition, the Company shall not be liable for any loss, liability, cost or expense resulting from a settlement entered into without its consent. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.

     21. The Company hereby agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to your duties hereunder (other than income tax obligations in respect of income earned by you). The Company hereby undertakes to instruct you in writing with respect to any responsibility you may have for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with your duties under this Agreement. The Company hereby agrees to indemnify and hold you harmless from any liability on account of taxes, assessments for late payment or other governmental charges or any other loss, costs or expenses (including reasonable legal fees and expenses) that may be assessed against you as a result of your duties hereunder, including without limitation any liability for the withholding or deduction or the failure to withhold or deduct taxes, and any liability for failure to obtain proper certifications or to properly report to governmental authorities.

     22. The Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of New Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

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     23.  This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

     24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     25. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in party, except by a written instrument signed by a duly authorized representative of the party to be charged.

     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to the Company:

          High Voltage Engineering Corporation
          401 Edgewater Place, Suite 680
          Wakefield, MA  01880-6210
          Phone:         781-224-1001
          Telecopier:    781-224-1011
          Attention:     Chief Financial Officer

          If to the Exchange Agent:

          State Street Bank and Trust Company
          Corporate Trust Division
          Two International Place
          Boston, MA  02110
          Phone:         617 664-5587
          Telecopier:    617 664-5290

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     28.  Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Exchange Agent under this Agreement.

     29.  This Agreement shall be binding and effective  as of the date hereof.



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     Please acknowledge receipt of this Agreement and confirm the arrangement herein provided by signing and returning the enclosed copy.

               HIGH VOLTAGE ENGINEERING CORPORATION



               By:
                    ------------------------------
                    Name:     Joseph W. McHugh, Jr.
                    Title:    Chief Financial Officer

               Accepted as of the date first above written.

               STATE STREET BANK AND TRUST COMPANY



               By:
                    ------------------------------
                    Name:
                    Title:


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                                     Schedule I

                                    FEE SCHEDULE

     Pursuant to Paragraph eighteen of the Exchange Agency Agreement, the fee for the Exchange Agent is $_____ plus out-of-pocket expenses.


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